CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II and to the use of our report dated May 27, 2022 on the financial statements and financial highlights of Sunbridge Capital Emerging Markets Fund, a series of Investment Manager Series Trust II. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 26, 2022